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                                                                    EXHIBIT 21.1


                             MASTER GRAPHICS, INC.
                             LIST OF SUBSIDIARIES


     The following is a list of all of the subsidiaries of Master Graphics,
Inc.:

1)   Premier Graphics, Inc., a Delaware corporation;

2)   Harperprints, Inc., a North Carolina corporation;

3)   Phillips Litho Co., Inc., an Arkansas corporation; and